Exhibit 99

Dollar General Names Michael M. Calbert as Non-Executive Chairman of the Board

Rick Dreiling to Retire as a Member and the Chairman of the Board

GOODLETTSVILLE, Tenn.--(BUSINESS WIRE)--January 21, 2016--Dollar General Corporation (NYSE:DG) today announced that Rick Dreiling will step down as a member and the chairman of the board of directors of Dollar General effective January 29, 2016 and it has named Michael M. “Mike” Calbert as non-executive chairman effective January 30, 2016. Calbert has been a member of the board of directors of Dollar General for over eight years. He served as chairman of the board of Dollar General from July 2007 to December 2008 and has been lead director since March 2014. Dreiling’s resignation from the board of directors coincides with his previously announced retirement as senior advisor.

“On behalf of the board of directors, we thank Rick for his leadership and wish him the best in retirement. Looking ahead, I am excited to continue to work with Dollar General, its chief executive officer Todd Vasos and his highly experienced senior leadership team,” said Calbert. “I believe Dollar General is well-positioned for future growth and to capitalize on opportunities to create long-term shareholder value.”

Calbert has nearly 30 years of retail experience. He joined KKR & Co. L.P. (“KKR”) in January 2000 and led the Retail industry team within KKR’s Private Equity platform prior to his retirement in January 2014. Calbert joined Randall's Food Markets beginning in 1994 and served as the Chief Financial Officer from 1997 until it was sold in September 1999. Calbert also previously worked as a certified public accountant and consultant, where his primary focus was the retail and consumer industry. Calbert formerly served on the board of directors for Academy, Ltd., Pets at Home Group Plc., Shoppers Drug Mart Corporation, Toys“R”Us, Inc. and US Foods, Inc.

About Dollar General Corporation

Dollar General Corporation has been delivering value to shoppers for over 75 years. Dollar General helps shoppers Save time. Save money. Every day!® by offering products that are frequently used and replenished, such as food, snacks, health and beauty aids, cleaning supplies, basic apparel, housewares and seasonal items at low everyday prices in convenient neighborhood locations. Dollar General operates 12,396 stores in 43 states as of October 30, 2015. In addition to high quality private brands, Dollar General sells products from America's most-trusted manufacturers such as Clorox, Energizer, Procter & Gamble, Hanes, Coca-Cola, Mars, Unilever, Nestle, Kimberly-Clark, Kellogg's, General Mills, and PepsiCo. For more information on Dollar General, please visit www.dollargeneral.com.

CONTACTS
Dollar General Corporation
Investor Contacts:
Mary Winn Pilkington, 615-855-5536
or
Matt Hancock, 615-855-4811
or
Media Contacts:
Dan MacDonald, 615-855-5209
or
Crystal Ghassemi, 615-855-5210